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FOR IMMEDIATE RELEASE      CONTACT: Jennifer Blum
                                    Corporate Communications
                                    212.381.5705
                                    jblum@doubleclick.net



      DOUBLECLICK ANNOUNCES STRATEGIC CHANGES TO ITS GLOBAL MEDIA BUSINESS


NEW YORK, March 21, 2001 - DoubleClick Inc. (Nasdaq: DCLK), the industry's leading digital marketing solutions company, today announced fundamental changes to the way the company is approaching its media business.

In the United States, DoubleClick Media will now offer two distinct Networks, one will focus on branded sites, and the other on audience reach and targeting. DoubleClick will now have one media sales force that will sell both of its Network offerings.

The "DoubleClick Brand Network" will contain sites that are recognized media brands that have a significant amount of traffic and marketable inventory. This change will allow sites to receive personalized account management and allow DoubleClick to better manage the ad inventory.

The "DoubleClick Audience Network" will offer key content specific vertical categories combined with an emphasis on reach, targeting and optimization, which allows advertisers the ability to meet both their direct marketing and branding objectives.

Outside of the United States, DoubleClick`s media structure will not change. DoubleClick will continue to offer Networks of local content in each country.

"Given today's market conditions, we have determined that this strategy is the best way to service our Web publishers as well as advertiser clients," said Barry Salzman, President of Global Media, DoubleClick. "Our goal in this realignment is to leverage our media sales force more efficiently as well as improve client service levels with a dedicated senior level team focused on key sites and advertisers."

In part, due to this restructuring, DoubleClick will be reducing its global workforce by 10%. The majority of this reduction in headcount will affect its global media business.


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"We are absolutely committed to offering value-added media products to our clients," continued Salzman. "This new organizational structure gives each media sales person a more complete set of tools to help meet the online marketing objectives of traditional advertisers."

DoubleClick expects to end the second quarter of 2001 with 1,850 employees, and the Media business is expected to be less than 20% of the company's gross profit in 2001.


About DoubleClick
DoubleClick is building the infrastructure that makes marketing work in the digital world. Combining media, data, research and technological expertise, DoubleClick allows marketers to deliver the right message, to the right person, at the right time, while helping Web publishers maximize their revenue and build their business online. DoubleClick Inc. has Global headquarters in New York City and maintains over 40 offices around the world.


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This press release includes forward-looking statements, including earnings projections and future plans. The results or events predicted in these statements may vary materially from actual future events or results. Other factors that could cause actual results or events to vary from expectations are contained in documents filed by the Company with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q.